Eastman Board Appoints Mark Costa CEO Effective January 1, 2014

Jim Rogers to Serve as Executive Chairman

KINGSPORT, Tenn., May 14, 2013 – Eastman Chemical Company (NYSE:EMN) today announced that the Board of Directors has appointed Executive Vice President Mark J. Costa President effective immediately and Chief Executive Officer effective January 1, 2014. The Board also appointed Costa as a Director, effective immediately, to serve until the Annual Meeting of Stockholders in 2014.

James P. Rogers, 62, will continue to serve as Chairman and Chief Executive Officer until January 1, 2014, and then will serve as Executive Chairman of the Board. These actions are the result of the Board’s normal succession planning process.

"Being CEO of Eastman has been a great honor and truly one of the most rewarding experiences of my life," Rogers said. "I am proud of what the entire Eastman team has accomplished over the past several years, and I have complete confidence that the company is well positioned to continue delivering consistent, superior value to our stockholders.

"I am pleased to pass the reins to Mark and our talented team of executives," Rogers said. "Mark is a proven leader who has been instrumental in developing and executing Eastman’s strategic plans for growth. I look forward to my continued service as Executive Chairman and to working with Mark to ensure a seamless transition."

"I am honored to have been selected by the Board of Directors to lead Eastman as the next CEO and as a Director," said Costa. "I personally want to thank Jim for all that he has done for Eastman and for his incredible example of real leadership. I especially appreciate the opportunity to continue working with Executive Vice President Ron Lindsay and the rest of the executive team as we implement Eastman's growth strategy."

Costa, 46, currently heads the company's Additives & Functional Products and Advanced Materials segments and is Chief Marketing Officer and has responsibility for the company's corporate innovation organization. Since joining Eastman in 2006, he has held a number of executive positions. He has been instrumental in developing Eastman’s growth strategies, has led Eastman's global supply chain and served as Senior Vice President of the Polymers Group. Prior to joining Eastman, Costa was a senior partner within Monitor Group's integrated North American and global client service networks. He played a crucial role in developing Monitor's techniques in corporate transformations and portfolio management, and designing client business and marketing capability building programs. Costa received his bachelor's degree in economics from the University of California at Berkeley and his MBA from Harvard Business School.

Speaking on behalf of Eastman's Board of Directors, Lead Director Stephen R. Demeritt said, "Jim has courageously led Eastman through a time of tremendous change, and we could not be more pleased with what he has accomplished as CEO. We look forward to his continuing contributions as Executive Chairman of the Board.

"Eastman is fortunate to have a senior leadership team of incredible breadth and depth," said Demeritt. "We have tremendous confidence in Mark and the rest of Eastman's executives to execute the company's plans for growth and take Eastman to even greater success."

Eastman will host a 30-minute conference call with industry analysts on May 15, 2013, at 9:00 a.m. ET for Jim Rogers and Mark Costa to discuss this announcement. To listen to the live webcast of the conference call, go to www.eastman.com/investors. To listen via telephone, the dial-in number is (913) 312-0859, passcode number 7895386. A telephone replay will be available continuously from 11:00 a.m. ET, May 15, to 11:00 a.m. ET, May 25, at (719) 457-0820, passcode number 7895386.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2012 pro forma combined revenues, giving effect to the Solutia acquisition, of approximately $9.1 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 13,500 people around the world. For more information, visit www.eastman.com.

Contacts:
Media: Tracy Kilgore
423-224-0498/ tjkilgore@eastman.com
Investors: Greg Riddle
212-835-1620/ griddle@eastman.com